Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Intelsat, Ltd.:

We consent to the use of our report included herein and to the references to our firm under the headings “Selected Historical Consolidated Financial Data” and “Experts” in the prospectus.

Our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and SEC Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

/s/ KPMG LLP

McLean, Virginia

November 24, 2009